Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2018

Company to Host Quarterly Conference Call at 5:00 P.M. ET on February 19, 2019
The information in this press release should be read in conjunction with an investor presentation that is available on our website at www.investors.upcinsurance.com/presentations.

St. Petersburg, FL - February 19, 2019: United Insurance Holdings Corp. (Nasdaq: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the fourth quarter and year ended December 31, 2018.

($ in thousands, except for per share data)	Three Months Ended			Year Ended
	December 31,			December 31,
	2018	2017	Change	2018	2017	Change
Gross premiums written	$292,187	$252,440	15.7%	$1,252,401	$1,040,848	20.3%
Gross premiums earned	$308,414	$274,373	12.4%	$1,180,961	$986,023	19.8%
Net premiums earned	$181,740	$166,195	9.4%	$689,276	$585,490	17.7%
Total revenues	$181,089	$182,586	(0.8)%	$723,942	$654,420	10.6%
Earnings before income tax	$(19,416)	$27,809	(169.8)%	$(4,239)	$910	(565.8)%
Net income (loss) attributable to UIHC	$(11,071)	$27,001	(141.0)%	$290	$10,145	(97.1)%
Net income (loss) available to UIHC common stockholders per diluted share	$(0.26)	$0.63	(141.3)%	$0.01	$0.27	(96.3)%

Reconciliation of net income (loss) to core income (loss):
Plus: Merger expenses	$—	$—	—%	$—	$6,906	(100.0)%
Plus: Non-cash amortization of intangible assets	$1,365	$9,839	(86.1)%	$13,920	$31,199	(55.4)%
Less: Net realized gains on investment portfolio	$2,329	$621	275.0%	$1,655	$67	2,370.1%
Less: Unrealized losses on equity securities	$(14,346)	$—	(100.0)%	$(9,300)	$—	(100.0)%
Less: Net tax impact(1)	$3,346	$3,227	3.7%	$5,391	$13,314	(59.5)%
Core income (loss)(2)	$(1,035)	$32,992	(103.1)%	$16,464	$34,869	(52.8)%
Core income (loss) per diluted share(2)	$(0.02)	$0.77	(102.6)%	$0.38	$0.93	(59.1)%

Book value per share				$12.10	$12.56	(3.7)%
(1) In order to reconcile net income to the core income measure, we included the tax impact of all adjustments using the effective rate at the end of each period.
(2) Core income and core income per diluted share, measures that are not based on GAAP, are reconciled above to net income and net income per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

"As expected, we had a lot of noise in our Q4 results due to Hurricane Michael and other cat events, as well as the impact of the new accounting rule about unrealized equity losses," said John Forney, President and CEO of UPC Insurance. "But, we improved our underlying combined ratio by over 600 basis points compared to a year ago, and, absent the factors mentioned earlier, we would have produced better pre-tax income than last year's Q4, when we had a cat-free quarter and produced our best results ever. We have a lot of positive momentum entering 2019, and the year is off to a good start."
Return on Equity and Core Return on Equity

Return on equity is a ratio the Company calculates by dividing the net income for the period by the average stockholders' equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core return on equity (see calculation below) is a ratio calculated using non-GAAP measures. It is calculated by dividing the core income for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core income is an after-tax non-GAAP measure that is calculated by excluding from net income the effect of non-cash amortization of intangible assets, special items such as merger related professional fees, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income, core income per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income, core income per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The table above reconciles core income to net income, the most directly comparable GAAP measure.

($ in thousands)	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income (loss) attributable to UIHC	$(11,071)	$27,001	$290	$10,145
Return on equity based on GAAP net income (loss) attributable to UIHC (1)	(8.3)%	23.9%	0.1%	2.2%

Core income (loss)	$(1,035)	$32,992	$16,464	$34,869
Core return on equity (1)	(0.8)%	29.2%	3.1%	7.7%
(1) Return on equity for the three months ended December 31, 2018 and 2017 is calculated on an annualized basis.

Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2018	2017	Change		2018	2017	Change
Loss ratio, net(1)	67.2%	43.4%	23.8	pts	59.3%	62.4%	(3.1	) pts
Expense ratio, net(2)	41.7%	49.2%	(7.5	) pts	45.0%	48.7%	(3.7	) pts
Combined ratio (CR)(3)	108.9%	92.6%	16.3	pts	104.3%	111.1%	(6.8	) pts
Effect of current year catastrophe losses on CR	23.0%	0.8%	22.2	pts	14.5%	19.8%	(5.3	) pts
Effect of prior year unfavorable (favorable) development on CR	4.7%	0.1%	4.6	pts	0.6%	(0.4)%	1.0	pts
Effect of ceding commission income on CR (4)	—%	4.2%	(4.2	) pts	—%	6.3%	(6.3	) pts
Underlying combined ratio(5)	81.2%	87.5%	(6.3	) pts	89.2%	85.4%	3.8	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) For the three months ended December 31, 2018, the Company presented $10.7 million of ceding commissions earned as a $2.1 million decrease to ceded earned premium and a $8.6 million decrease in policy acquisition costs, which reduced other revenue and removed the distortive impact to our underlying combined ratio. For the year ended December 31, 2018, the Company presented $42.4 million of ceding commissions earned as a $9.3 million decrease to ceded earned premium and an $33.1 million decrease in policy acquisition costs.
(5) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Quarterly Financial Results

Net loss attributable to the Company for the fourth quarter of 2018 was $11.1 million, or $0.26 per diluted share, compared to net income of $27.0 million, or $0.63 per diluted share, for the fourth quarter of 2017. The decrease in net income was primarily due to an increase in losses and LAE, partially offset by an increase in net premiums earned during the fourth quarter of 2018 compared to the fourth quarter of 2017.

The Company's total gross written premium increased by $39.8 million, or 15.7%, to $292.2 million for the fourth quarter of 2018, from $252.4 million for the fourth quarter of 2017, primarily reflecting organic growth in new and renewal business generated in all regions. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended December 31,
	2018	2017	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$151,374	$135,388	$15,986	11.8%
Gulf	47,779	45,835	1,944	4.2
Northeast	45,025	38,871	6,154	15.8
Southeast	25,092	22,042	3,050	13.8
Total direct written premium by region	269,270	242,136	27,134	11.2%
Assumed premium (2)	22,917	10,304	12,613	122.4
Total gross written premium by region	$292,187	$252,440	$39,747	15.7%

Gross Written Premium by Line of Business
Personal property	$207,524	$181,123	$26,401	14.6%
Commercial property	84,663	71,317	13,346	18.7
Total gross written premium by line of business	$292,187	$252,440	$39,747	15.7%
(1) "Gulf" is comprised of Hawaii, Louisiana and Texas; "Northeast" is comprised of Connecticut, Massachusetts, New Jersey, New York and Rhode Island; and "Southeast" is comprised of Georgia, North Carolina and South Carolina.
(2) Assumed premium written for 2018 and 2017 primarily included commercial property business assumed from unaffiliated insurers.

Loss and LAE increased by $50.1 million, or 69.4%, to $122.2 million for the fourth quarter of 2018, from $72.1 million for the fourth quarter of 2017. Loss and LAE expense as a percentage of net earned premiums increased 23.8 points to 67.2% for the fourth quarter of 2018, compared to 43.4% for the fourth quarter of 2017. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the fourth quarter of 2018 would have been 23.3%, a decrease of 2.4 points from 25.7% during the fourth quarter of 2017.

Policy acquisition costs decreased by $0.7 million, or 1.4%, to $49.4 million for the fourth quarter of 2018, from $50.1 million for the fourth quarter of 2017. The primary driver of the decrease in costs was the change in presentation of ceding commission income as an offset to policy acquisition costs, partially offset by the managing general agent commissions related to AmCo Holding Company (AmCo) commercial premiums.

Operating and underwriting expenses increased by $2.9 million, or 34.2%, to $11.6 million for the fourth quarter of 2018, from $8.7 million for the fourth quarter of 2017, primarily due to increased agent incentive costs from our new contingent commission program.

General and administrative expenses decreased by $8.1 million, or 35.5%, to $14.8 million for the fourth quarter of 2018, from $22.9 million for the fourth quarter of 2017, primarily due to amortization costs related to the merger with AmCo incurred during the first three quarters of 2017 that were fully expensed at the end of the first quarter of 2018.

Year to Date Financial Results

Net income attributable to the Company for the year ended December 31, 2018 was $0.3 million, or $0.01 per diluted share, compared to net income of $10.1 million, or $0.27 per diluted share, for the year ended December 31, 2017. The decrease in net income was primarily due to an increase in losses and LAE, as well as policy acquisition expenses.

The Company's total gross written premium increased by $211.6 million, or 20.3%, to $1.3 billion for the year ended December 31, 2018 from $1.0 billion for the year ended December 31, 2017, primarily reflecting organic growth in new and renewal business generated in all regions. The breakdown of the year-over-year changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Year Ended December 31,
	2018	2017	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$655,736	$540,796	$114,940	21.3%
Gulf	210,230	201,475	8,755	4.3
Northeast	177,958	154,502	23,456	15.2
Southeast	104,266	92,753	11,513	12.4
Total direct written premium by region	1,148,190	989,526	158,664	16.0%
Assumed premium (2)	104,211	51,322	52,889	103.1
Total gross written premium by region	$1,252,401	$1,040,848	$211,553	20.3%

Gross Written Premium by Line of Business
Personal property	$890,515	$799,097	$91,418	11.4%
Commercial property	361,886	241,751	120,135	49.7
Total gross written premium by line of business	$1,252,401	$1,040,848	$211,553	20.3%
(1) "Gulf" is comprised of Hawaii, Louisiana and Texas; "Northeast" is comprised of Connecticut, Massachusetts, New Jersey, New York and Rhode Island; and "Southeast" is comprised of Georgia, North Carolina and South Carolina.
(2) Assumed premium written for 2018 and 2017 included commercial property business assumed from unaffiliated insurers.

Loss and LAE increased by $43.1 million, or 11.8%, to $408.6 million for the year ended December 31, 2018, from $365.5 million for the year ended December 31, 2017. Loss and LAE expense as a percentage of net earned premiums decreased 3.1 points to 59.3% for the year ended December 31, 2018, compared to 62.4% for the year ended December 31, 2017. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the year would have been 25.8%, an increase of 0.3 points from 25.5% during the year ended December 31, 2017.

Policy acquisition costs increased by $27.7 million, or 15.8%, to $203.1 million for the year ended December 31, 2018, from $175.4 million for the year ended December 31, 2017. The primary drivers of the increase in costs were the managing general agent fees paid to AmRisc in relation to AmCo commercial premium, along with agent commission costs, which were generally consistent with the Company's growth in premium production and higher average market commission rates outside of Florida. These increases were partially offset by a decrease resulting from the change in presentation of ceding commission income as an offset to policy acquisition costs.

Operating and underwriting expenses increased by $12.9 million, or 46.7%, to $40.6 million for the year ended December 31, 2018, from $27.7 million for the year ended December 31, 2017, primarily due to increased agent incentive costs from our new contingent commission program, along with incurred expenses related to the Company's investment in software and assessments incurred in Texas and North Carolina throughout the year.

General and administrative expenses decreased by $15.7 million, or 19.1%, to $66.1 million for the year ended December 31, 2018, from $81.8 million for the year ended December 31, 2017, primarily due to amortization costs related to the merger with AmCo incurred during the first three quarters of 2017 that were fully expensed at the end of the first quarter of 2018.

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2018	2017	Change		2018	2017	Change
Loss and LAE	$122,196	$72,137	$50,059		$408,589	$365,535	$43,054
% of Gross earned premiums	39.6%	26.3%	13.3	pts	34.6%	37.1%	(2.5	) pts
% of Net earned premiums	67.2%	43.4%	23.8	pts	59.3%	62.4%	(3.1	) pts
Less:
Current year catastrophe losses	$41,737	$1,399	$40,338		$99,988	$116,424	$(16,436)
Prior year reserve unfavorable (favorable) development	8,525	206	8,319		4,318	(2,613)	6,931
Underlying loss and LAE (1)	$71,934	$70,532	$1,402		$304,283	$251,724	$52,559
% of Gross earned premiums	23.3%	25.7%	(2.4	) pts	25.8%	25.5%	0.3	pts
% of Net earned premiums	39.6%	42.4%	(2.8	) pts	44.1%	43.0%	1.1	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to net loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratio and underlying expense ratios are shown below.

($ in thousands)	Three Months Ended				Year Ended
	December 31,				December 31,
	2018	2017	Change		2018	2017	Change
Policy acquisition costs	$49,424	$50,142	$(718)		$203,140	$175,444	$27,696
Operating and underwriting	11,614	8,655	2,959		40,590	27,675	12,915
General and administrative	14,786	22,937	(8,151)		66,112	81,762	(15,650)
Total Operating Expenses	$75,824	$81,734	$(5,910)		$309,842	$284,881	$24,961
% of Gross earned premiums	24.6%	29.8%	(5.2	) pts	26.2%	28.9%	(2.7	) pts
% of Net earned premiums	41.7%	49.2%	(7.5	) pts	45.0%	48.7%	(3.7	) pts
Less:
Ceding commission income (1)	$—	$6,990	$(6,990)		$—	$37,175	$(37,175)
Underlying expense (2)	$75,824	$74,744	$1,080		$309,842	$247,706	$62,136
% of Gross earned premiums	24.6%	27.2%	(2.6	) pts	26.2%	25.1%	1.1	pts
% of Net earned premiums	41.7%	45.0%	(3.3	) pts	45.0%	42.3%	2.7	pts
(1) For the year ended December 31, 2018, the Company presented $42.4 million of ceding commissions earned as a $9.3 million decrease in ceded earned premium and a $33.1 million decrease in policy acquisition costs, which reduced other revenue and removed the distortive impact to our underlying expense ratio. For the three months ended December 31, 2018, the Company presented $10.7 million of ceding commissions earned as a $2.1 million decrease in ceded earned premium and a $8.6 million decrease in policy acquisition costs.
(2) Underlying expense is a non-GAAP financial measure and is reconciled above to total operating expenses, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Reinsurance Costs as a Percentage of Earned Premium

Excluding the Company's business for which it cedes 100% of the risk of loss, reinsurance costs in the fourth quarter of 2018 were 40.0% of gross premiums earned, compared to 37.6% of gross premiums earned for the fourth quarter of 2017. The increase in this ratio was driven primarily by the increased coverage purchased for our 2018-19 combined catastrophe reinsurance program.

Investment Portfolio Highlights

The Company's cash and investment holdings stayed consistent at $1.1 billion at December 31, 2018 and 2017. UPC Insurance's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 90.6% of total investments at December 31, 2018 compared to 89.3% at December 31, 2017. At December 31,

2018 our fixed maturity investments had a modified duration of 3.5 years, compared to 3.9 years at December 31, 2017.

Book Value Analysis

Book value per share decreased 3.7% from $12.56 at December 31, 2017, to $12.10 at December 31, 2018. Underlying book value per share decreased 0.3% from $12.35 at December 31, 2017, to $12.31 at December 31, 2018. A decrease in the Company's accumulated other comprehensive income drove the decrease in our book value per share. The decrease in the Company's accumulated other comprehensive income resulted from the Company's adoption of Accounting Standards Update 2016-01, which requires unrealized gains or losses on equity securities to be reflected on the income statement, rather than in other comprehensive income. Removing the effect of the decrease in accumulated other comprehensive income, our book value per share remained fairly consistent, as shown in the table below.

($ in thousands, except for share and per share data)	December 31,	December 31,
	2018	2017
Book Value per Share
Numerator:
Common stockholders' equity attributable to UIHC	$520,230	$537,125
Denominator:
Total Shares Outstanding	42,984,578	42,753,054
Book Value Per Common Share	$12.10	$12.56

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity attributable to UIHC	$520,230	$537,125
Accumulated other comprehensive (loss) income	(9,030)	9,221
Stockholders' Equity, excluding AOCI	$529,260	$527,904
Denominator:
Total Shares Outstanding	42,984,578	42,753,054
Underlying Book Value Per Common Share(1)	$12.31	$12.35
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses, prior year reserve development and ceding commission income earned (underlying combined ratio) is a non-GAAP ratio, which is computed by subtracting the effect of current year catastrophe losses, prior year development, and ceding commission income earned related to the Company's quota share reinsurance agreement from the combined ratio. The Company believes that this ratio is useful to investors and it is used by management to reveal the trends in the Company's business that may be obscured by current year catastrophe losses, losses from lines in run-off, prior year development, and ceding commission income earned. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. Ceding commission income compensates the Company for expenses it incurs in generating the premium ceded under the Company's quota share reinsurance agreement. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure which is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Operating expenses excluding the effects of ceding commission income earned, merger expenses, and amortization of intangible assets (underlying expense) is a non-GAAP measure which is computed by subtracting ceding income earned related to the Company's quota share reinsurance agreement, merger expenses and amortization of intangibles. Ceding commission income compensates the Company for expenses it incurs in generating the premium ceded under the Company's quota share reinsurance agreement. Merger expenses are directly related to past mergers and are not reflective of current period operating performance. Similarly, amortization expense is related to the amortization of intangible assets acquired through mergers and therefore the expense does not arise through normal operations. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is operating expenses. The underlying expense measure should not be considered a substitute for the operating expense ratio and does not reflect the overall profitability of the Company's business.

Net income excluding the effects of merger expenses, non-cash amortization of intangible assets, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income) is a non-GAAP measure which is computed by adding merger expenses and non-cash amortization, net of tax, to net income and subtracting realized gains (losses) on our investment portfolio, net of tax, and unrealized gains (losses) on our equity securities, net of tax, from net income. Merger expenses relate to professional fees associated with the AmCo merger which we completed during the second quarter of 2017. Amortization expense is related to the amortization of intangible assets acquired through merger and therefore the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independently of our operations. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most directly comparable GAAP measure is net income. The core income measure should not be considered a substitute for net income and does not reflect the overall profitability of our business.

Book value per common share, excluding the impact of accumulated other comprehensive income (underlying book value per common share), is a non-GAAP measure which is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income, by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors which are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.

Conference Call Details

Date and Time:    February 19, 2019 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:
To listen to the live webcast, please go to www.upcinsurance.com (Investor Relations - News & Market Data - Event Calendar) and click on the conference call link, or go to: http://78449.themediaframe.com/dataconf/productusers/unin/mediaframe/28503/indexl.html. An archive of the webcast will be available for a limited period of time thereafter.

Presentation:	The information in this press release should be read in conjunction with an investor presentation that is available on our website at www.investors.upcinsurance.com/presentations.

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services personal and commercial residential property and casualty insurance policies using a group of wholly owned insurance subsidiaries and one majority owned insurance subsidiary through a variety of distribution channels. The Company currently writes policies in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas, and is licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire and Virginia. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims. UPC Insurance is a company committed to financial stability and solvency.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans and are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, we undertake no obligation to update or revise any forward-looking statement.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Strathman		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jstrathman@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Condensed Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
REVENUE:
Gross premiums written	$292,187	$252,440	$1,252,401	$1,040,848
Change in gross unearned premiums	16,227	21,933	(71,440)	(54,825)
Gross premiums earned	308,414	274,373	1,180,961	986,023
Ceded premiums earned	(126,674)	(108,178)	(491,685)	(400,533)
Net premiums earned	181,740	166,195	689,276	585,490
Investment income	7,536	5,323	27,201	17,812
Net realized investment gains	2,329	621	1,655	67
Net unrealized losses on equity securities	(14,346)	—	(9,300)	—
Other revenue	3,830	10,447	15,110	51,051
Total revenues	$181,089	$182,586	$723,942	$654,420
EXPENSES:
Losses and loss adjustment expenses	122,196	72,137	408,589	365,535
Policy acquisition costs	49,424	50,142	203,140	175,444
Operating expenses	11,614	8,655	40,590	27,675
General and administrative expenses	14,786	22,937	66,112	81,762
Interest expense	2,495	965	9,866	3,247
Total expenses	200,515	154,836	728,297	653,663
Income before other income (loss)	(19,426)	27,750	(4,355)	757
Other income	10	59	116	153
Income (loss) before income taxes	(19,416)	27,809	(4,239)	910
Provision (benefit) for income taxes	(8,448)	808	(4,633)	(9,235)
Net income (loss)	$(10,968)	$27,001	$394	$10,145
Less: Net income attributable to noncontrolling interests	103	—	104	—
Net income (loss) attributable to UIHC	$(11,071)	$27,001	$290	$10,145
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	8,442	138	(22,264)	10,647
Reclassification adjustment for net realized investment gains	(2,329)	(621)	(1,655)	(67)
Income tax benefit (expense) related to items of other comprehensive income	(1,407)	2,026	5,703	(2,181)
Total comprehensive income (loss)	$(6,262)	$28,544	$(17,822)	$18,544
Less: Comprehensive income attributable to noncontrolling interests	138	—	139	—
Comprehensive income (loss) attributable to UIHC	$(6,400)	$28,544	$(17,961)	$18,544

Weighted average shares outstanding
Basic	42,692,507	42,526,045	42,650,629	37,152,768
Diluted	42,692,507	42,753,303	42,838,886	37,375,340

Earnings available to UIHC common stockholders per share
Basic	$(0.26)	$0.63	$0.01	$0.27
Diluted	$(0.26)	$0.63	$0.01	$0.27

Dividends declared per share	$0.06	$0.06	$0.24	$0.24

Condensed Consolidated Balance Sheets
In thousands, except share amounts

	December 31, 2018	December 31, 2017
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$862,345	$762,855
Equity securities	80,978	63,295
Other investments	8,513	8,381
Portfolio loans	—	20,000
Total investments	$951,836	$854,531
Cash and cash equivalents	112,679	229,556
Restricted cash	71,441	46,719
Accrued investment income	6,017	5,577
Property and equipment, net	17,137	17,291
Premiums receivable, net	95,816	75,275
Reinsurance recoverable on paid and unpaid losses	625,998	395,774
Ceded unearned premiums	217,885	201,904
Goodwill	73,045	73,045
Deferred policy acquisition costs	105,582	103,882
Intangible assets	31,351	45,271
Other assets	12,641	11,096
Total Assets	$2,321,428	$2,059,921
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$661,203	$482,232
Unearned premiums	627,313	555,873
Reinsurance payable	175,272	149,117
Payments outstanding	56,534	41,786
Accounts payable and accrued expenses	71,048	46,594
Other liabilities	29,571	85,830
Notes payable	160,118	161,364
Total Liabilities	$1,781,059	$1,522,796
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 43,029,845 and 42,965,137 issued, respectively; 42,984,578 and 42,753,054 outstanding, respectively	4	4
Additional paid-in capital	389,141	387,145
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	(9,030)	9,221
Retained earnings	140,546	141,186
Total stockholders' equity attributable to UIHC stockholders	$520,230	$537,125
Noncontrolling interests	20,139	—
Total Stockholders' Equity	$540,369	$537,125
Total Liabilities and Stockholders' Equity	$2,321,428	$2,059,921